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                                                                    EXHIBIT 10.2
                                                                    ------------

                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS AGREEMENT, dated as of June 9, 1997, between DENDRITE INTERNATIONAL, INC., a New Jersey Corporation ("Dendrite"), having its principal place of business at 1200 Mt. Kemble Avenue, Morristown, New Jersey 07960, and MARK CIEPLIK ("Employee"), having an address at 23366 Chesapeake Drive, Lake Barrington, Illinois 60010.

     WHEREAS, Dendrite, its affiliates, and subsidiaries develop and own what is referred to as Territory Management Systems and related hardware and equipment;

     WHEREAS, Employee is or desires to be employed by Dendrite and Dendrite desires to employ Employee; and

     WHEREAS, Dendrite is willing to provide certain confidential and proprietary information to Employee for the limited purpose of enabling Employee to carry out duties in connection with his employment by Dendrite.

                                   RECITAL:

     NOW, THEREFORE, it is agreed as follows:

1.   EMPLOYMENT AT WILL
     ------------------

     Dendrite hereby employs Employee, and Employee hereby accepts such employment, as Senior Vice President of Worldwide Sales of Dendrite. Dendrite hereby employs Employee as an at-will employee. This employment may be terminated at any time for any reason with or without "Cause" (as defined below) by Dendrite. Employee agrees to provide two (2) weeks notice to Dendrite before terminating his employment.

2.   DUTIES
     ------

     Employee shall perform those duties as may from time to time be assigned to him and shall carry out any assignments related to Dendrite or its affiliates as directed. With the Employee's agreement, this may involve rendering services at various locations throughout the world. In addition, Employee shall serve as an officer of Dendrite in such positions as appointed by the Board of Directors of Dendrite (the "Board"). Employee shall devote his full time attention, energy, knowledge, skill and best efforts solely and exclusively to the duties assigned to him which he shall faithfully and diligently perform. Employee shall


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report to the Chairman and Chief Executive Officer of Dendrite (currently John
Bailye) as may be required and will fully account for all records, data, materials or other property belonging to Dendrite or its customers of which he is given custody. Dendrite may, from time to time, establish rules and Employee shall faithfully observe these in the performance of his duties. Employee shall further comply with all policies and directives of Dendrite.

3.   COMPENSATION
     ------------

          A.  Base Salary and Bonus.  Employee shall be compensated by Dendrite
              ---------------------
     as follows:

              (i)  Base Salary.  Dendrite shall pay Employee for his services a
                   -----------
          base salary at a rate of $250,000 per annum to be paid on a semi-monthly basis in accordance with Dendrite's regular payroll practices.

              (ii) Bonus.  Commencing on the completion of the third fiscal
                   -----
          quarter of 1997, Employee shall be eligible to receive a quarterly bonus (the "Bonus") of $50,000 per quarter, payable in the next payroll period occurring at least two weeks after Dendrite publicly discloses its financial results in such fiscal quarter; provided, however, that the payment of the Bonus is subject to: (a) Dendrite's achievement of quarterly financial goals as set forth in the Board approved annual business plan, (b) such other objectives as mutually agreed upon, and (c) Employee remaining in the employ of Dendrite as of the end of any such quarter.

The payments in respect of base salary and bonus payable to Employee are collectively referred to herein as "Compensation". All Compensation payments and any Severance Payment (as defined below) shall be reduced by any and all applicable withholdings, contributions and payroll taxes.

          B.   Stock Option.  Pursuant to Dendrite's 1992 Stock Plan (the "Stock
               ------------
Plan"), upon the execution of this Agreement, Dendrite shall give Employee an option to purchase 110,000 shares of the common stock of Dendrite. The price for such options shall be the closing price of the common stock of Dendrite on the day the Option Committee grants such option. Employee's entitlement to such option shall be subject to (i) a four year vesting schedule, (ii) Employee's execution of a definitive option agreement in form and substance satisfactory to Dendrite and (iii) in all instances subject to the terms and conditions of the Stock Plan.

4.   SEVERANCE
     ---------

          (a) If, on or before June 8, 1998, Employee's employment hereunder is terminated by Dendrite for any reason other than death, Cause, or Disability, then Employee shall be

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entitled to receive severance payments totaling an amount equal to twelve (12)
months Compensation (calculated at the rate of Compensation then being paid to Employee). Any severance payments to be paid to Employee under this Section 4(a) or under Section 4(b) below shall be referred to herein as the "Severance Payment". Employee's Severance Payment under this Section 4(a) shall be paid by Dendrite in twelve (12) consecutive equal monthly payments commencing not later than thirty (30) days after the effective date of the termination of Employee's employment.

     (b) If, after June 8, 1998, Employee's employment hereunder is terminated by Dendrite for any reason other than death, Cause, or Disability, then Employee shall be entitled to receive severance payments totaling an amount equal to six
(6) months Compensation (calculated at the rate of Compensation then being paid to Employee). Employee's Severance Payment under this Section 4(b) shall be paid by Dendrite in six (6) consecutive equal monthly payments commencing not later than thirty (30) days after the effective date of the termination of Employee's employment.

     (c) No interest shall accrue or be payable on or with respect to any Severance Payment. In the event of a termination of Employee's employment described in Sections 4(a) or 4(b) above, Employee shall be provided continued "COBRA" coverage pursuant to Sections 601 et seq. of ERISA under Dendrite's group medical and dental plans. During the period which Employee receives any Severance Payment, Employee's cost of COBRA coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite's group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer and becomes eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease.

     (d) The making of any Severance Payment hereunder is conditioned upon the signing of a general release in form and substance satisfactory to Dendrite under which Employee releases Dendrite and its affiliates together with their respective officers, directors, shareholders, employees, agents and successors and assigns from any and all claims he may have against them. In the event Employee breaches Sections 7, 8, 9 or 11 of this Agreement, in addition to any other remedies at law or in equity, Dendrite may cease making any Severance Payment or any payments for COBRA coverage otherwise due under this Section 4. Nothing herein shall affect any of Employee's obligations or Dendrite's rights under this Agreement.

     (e) For purposes of this Agreement, "Cause" as used herein shall mean
(i) any gross misconduct on the part of Employee with respect to his duties under this Agreement, (ii) the engaging by Employee in an indictable offense which relates to Employee's duties under this Agreement or which is likely to have a material adverse effect on the business of Dendrite, (iii) the commission by Employee of any willful or intentional act which injures in any material respect or could reasonably be expected to injure in any material respect the

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reputation, business or business relationships of Dendrite, including, without limitation, a breach of Sections 7, 8 or 11 of this Agreement, or (iv) the engaging by Employee through gross negligence in conduct which injures materially or could reasonably be expected to injure materially the business or reputation of Dendrite.

     (f) For purposes of this Agreement, "Disabled" as used herein shall have the same meaning as that term, or such substantially equivalent term, has in any group disability policy carried by Dendrite. If no such policy exists, the term "Disabled" shall mean the occurrence of any physical or mental condition which materially interferes with the performance of Employee's customary duties in his capacity as an employee where such disability has been in effect for a period of six (6) months (excluding permitted vacation time), which need not be consecutive, during any single twelve (12) month period.

     (g) In the event Employee terminates his employment with Dendrite or Dendrite terminates Employee's employment with Dendrite for "Cause" or Employee's employment ends as a result of his death or becoming "Disabled," it is understood and agreed that Dendrite's only obligation is to pay Employee any unused but accrued vacation days and his base salary through the date of his termination.

5.   BENEFITS
     --------

     Dendrite shall provide Employee:

     (i)   Vacation.  Four weeks vacation per annum in accordance with Dendrite
           --------
policy in effect from time to time.

     (ii)  Business Expenses.  Reimbursement for all reasonable travel,
           -----------------
entertainment and other reasonable and necessary out-of-pocket expenses incurred by Employee in connection with the performance of his duties. Reimbursement will be made upon the submission by the Employee of appropriate documentation and verification of the expenses.

     (iii) Relocation Expenses.  In connection with Employee's relocation to
           -------------------
the Morristown, New Jersey area, Dendrite will reimburse Employee for all reasonable relocation expenses incurred in connection with such relocation including closing costs, realtor fees, legal fees, out-of-pocket expenses, temporary living arrangements, freight and other costs associated with Employee's relocation. Such amounts will be reimbursed to Employee on an after tax basis. Reimbursement will be made upon the submission by the Employee of appropriate documentation and verification of such relocation expenses.

     (iv)  Other.  Dendrite will provide Employee other benefits to the same
           -----
extent as may be provided to other employees generally in accordance with Dendrite policy in effect from time to time and subject to the terms and conditions of such benefit plans.

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6.   INFORMATION AND BUSINESS OPPORTUNITY
     ------------------------------------

     During Employee's employment with Dendrite, Employee may acquire knowledge of (i) information that is relevant to the business of Dendrite or its affiliates or (ii) knowledge of business opportunities pertaining to the business in which Dendrite or its affiliates are engaged. Employee shall promptly disclose to Dendrite that information or business opportunity but shall not disclose it to anyone else without Dendrite's written consent.

7.   DENDRITE CONFIDENTIAL INFORMATION
     ---------------------------------

     The Employee will, as a result of his employment with Dendrite, acquire information which is proprietary and confidential to Dendrite. This information includes, but is not limited to, technical and commercial information, customer lists, financial arrangements, salary and compensation information, competitive status, pricing policies, knowledge of suppliers, technical capabilities, discoveries, algorithms, concepts, software in any stage of development, designs, drawings, specifications, techniques, models, data, technical manuals, research and development materials, processes procedures, know-how and other business affairs relating to Dendrite. Confidential information also includes any and all technical information involving Dendrite's work. Employee will keep all such information confidential and will not reveal it at any time without the express written consent of Dendrite. This obligation is to continue in force after employment terminates for whatever reason.

8.   CLIENT CONFIDENTIAL INFORMATION
     -------------------------------

     Dendrite may, from time to time, be furnished information and data which is proprietary and confidential to its clients, customers or suppliers. Employee will not, at any time for any reason, reveal any information provided by any of Dendrite's clients, customers or suppliers to anyone, unless provided with prior written consent by Dendrite or by the applicable client, customer or supplier. This obligation is to continue in force after employment terminates for whatever reason.

9.   RETURN OF PROPERTY
     ------------------

     Upon termination of employment for any reason or upon the request of Dendrite, Employee shall return to Dendrite all property which Employee received or prepared or helped prepare in connection with his employment including, but not limited to, all copies of any confidential information or material, disks, notes, notebooks, blueprints, customer lists and any and all other papers or material in any tangible media or computer readable form belonging to Dendrite or to any of its customers, clients or suppliers, and Employee will not retain any copies, duplicates, reproductions or excerpts thereof.

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10.  INVENTIONS
     ----------

     All work performed by Employee and all materials, products, deliverables, inventions, software, ideas, disclosures and improvements, whether patented or unpatented, and copyrighted material made or conceived by Employee, solely or jointly, in whole or in part, during the term of Employee's employment by Dendrite which (i) relate to methods, apparatus, designs, products, processes or devices sold, licensed, used or under development by Dendrite, (ii) otherwise relate to or pertain to the present, proposed or contemplated business, functions or operations of Dendrite, (iii) relate to Dendrite actual or anticipated research or development, (iv) involve the use of Dendrite's equipment, supplies or facilities, or (v) result from access to any Dendrite assets, information, inventions or the like are confidential information, are the property of Dendrite and shall be deemed to be a work made for hire. To the extent that title to any of the foregoing shall not, by operation of law, vest in Dendrite, all right, title and interest therein are hereby irrevocably assigned to Dendrite. Employee agrees to give Dendrite or any person or entity designated by Dendrite reasonable assistance required to perfect its rights therein.

     If Employee conceives any idea, makes any discovery or invention within one
(1) year after the termination of employment with Dendrite that relate to any matters pertaining to the business of Dendrite, it shall be deemed that it was conceived while in the employ of Dendrite.

11.  RESTRICTION ON FUTURE EMPLOYMENT
     --------------------------------

     Employee agrees that in the event employment with Dendrite is terminated, for any reason, with or without Cause, Employee shall not for two (2) years after termination of employment:

          (i) Perform services that compete with Dendrite or any of its affiliates or render services to any organization or entity which competes with Dendrite or any of its affiliates in any area of the United States of America or elsewhere where Dendrite or any of its affiliates do business;

          (ii) Solicit any customers or potential customers of Dendrite with whom Employee had contact while employed by Dendrite or who was a customer of Dendrite at any time during the two (2) years immediately before termination;

          (iii) Request that any of Dendrite's customers or suppliers discontinue doing business with it;

          (iv) Knowingly take any action which would disparage Dendrite or be to its disadvantage; or

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          (v) Employ or attempt to employ or assist anyone else to employ any employee or contractor of Dendrite or induce or attempt to induce any employee or contractor of Dendrite to terminate their employment or engagement with Dendrite.

12.  OUTSIDE CONTRACTING
     --------------------

     Employee shall not enter into any agreements to provide programming or other services to any company, person or organization outside of his employment by Dendrite (an "Outside Agreement") without the prior written express consent from Dendrite. Employee must notify Dendrite of his intent to enter into an Outside Agreement specifying therein the other party to such Outside Agreement and the type of programming and/or services to be provided by Employee. Dendrite shall not unreasonably withhold permission to Employee to enter into Outside Agreements unless such Outside Agreements (i) are with competitors or potential competitors of Dendrite, or (ii) as determined in Dendrite's sole discretion, shall substantially hamper or prohibit Employee from satisfactorily carrying out all duties assigned to Employee by Dendrite.

13.  AFTER-HOURS DEVELOPMENT
     -----------------------

     In the event that Employee shall develop any software which, pursuant to
Section 10 herein, is not the property of Dendrite, Dendrite shall have a right of first refusal to publish and/or purchase the rights to such software. Employee shall notify Dendrite of any such After-Hours Development as soon as reasonably possible before or during the development process including a description of the intended functions of the After-Hours Development and the estimated date of completion.

14.  PRIOR EMPLOYMENT
     ----------------

     Employee represents and warrants that Employee has not taken or otherwise misappropriated and does not have in Employee's possession or control any confidential and proprietary information belonging to any of Employee's prior employers or connected with or derived from Employee's services to prior employers. Employee represents and warrants that Employee has returned to all prior employers any and all such confidential and proprietary information. Employee further acknowledges, represents and warrants that Dendrite has informed Employee that Employee is not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with Employee's employment by Dendrite. Employee agrees, represents and warrants that Employee will not use such information. Employee shall indemnify and hold harmless Dendrite from any and all claims arising from any breach of the representations and warranties in this Section.

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15.  REMEDIES
     --------

     The parties agree that in the event Employee breaches or threatens to breach this Agreement, money damages may be an inadequate remedy for Dendrite and that Dendrite will not have an adequate remedy at law. It is understood, therefore, that in the event of a breach of this Agreement by Employee, Dendrite shall have the right to obtain from a court of competent jurisdiction restraints or injunctions prohibiting Employee from breaching or threatening to breach this Agreement. In that event, the parties agree that Dendrite will not be required to post bond or other security. It is also agreed that any restraints or injunctions issued against Employee shall be in addition to any other remedies which Dendrite may have available to it.

16.  APPLICABLE LAW
     --------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

17.  NOTICES
     -------

     In the event any notice is required to be given under the terms of this Agreement, it shall be delivered in the English language, in writing, as follows:

     If to Employee:     Mark Cieplik
                         23366 Chesapeake Drive
                         Lake Barrington, Illinois 60010

     If to Dendrite:     Christopher French, Vice President, General Counsel
                         Dendrite International, Inc.
                         1200 Mt. Kemble Avenue
                         Morristown, New Jersey  07960

18.  NON-ASSIGNABILITY
     -----------------

     Employee's rights or obligations under the terms of this Agreement or of any other agreement with Dendrite may not be assigned. Any attempted assignment will be void as to Dendrite. Dendrite may, however, assign its rights to any affiliated or successor entity.

19.  BINDING AGREEMENT
     -----------------

     This Agreement shall be binding upon and inure to the benefit of Employee's heirs and personal representatives and to the successors and assigns of Dendrite.

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20.  INTEGRATION
     -----------

     This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof. No representations, oral or otherwise, with respect to the subject matter of this Agreement have been made by either party.

21.  WAIVER
     ------

     This Agreement may not be modified or waived except by a writing signed by both parties. No waiver by either party of any breach by the other shall be considered a waiver of any subsequent breach of the Agreement.

22.  JURISDICTION
     ------------

     The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to this Agreement except that Dendrite may institute suit against Employee in any jurisdiction in which Employee may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivering it to the address in this Agreement specified for that party in Section 17.

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     IN WITNESS WHEREOF, the parties have signed this Agreement as of the first date written above.

                              DENDRITE INTERNATIONAL, INC.



                              /s/ John Bailye
                              ---------------------------------------
                              Name:  John Bailye
                              Title: President


                              /s/ Mark Cieplik
                              ---------------------------------------
                              Mark Cieplik

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